Exhibit 99.1
FOR IMMEDIATE RELEASE
FOR ULTICOM:
Joe Hassett, Senior Vice President
Gregory FCA
877-217-3597
JoeH@GregoryFCA.com
Ulticom Shareholders Approve Merger Agreement
Mount Laurel, New Jersey – December 2, 2010 – Ulticom, Inc. (NASDAQ: ULCM) (“Ulticom” or the “Company”) announced that Ulticom shareholders, at a special meeting held today in Mount Laurel, New Jersey, approved the merger agreement entered into in connection with the Company’s previously announced acquisition by affiliates of Platinum Equity, LLC. Under the terms of the merger agreement, Ulticom’s public shareholders will receive $2.33 per share in cash, after payment of a special dividend by the Company of $5.74 per share. The Company expects to pay the special dividend prior to the closing of the Platinum transaction which is expected to occur tomorrow. As previously announced, the Platinum transaction will be completed in two steps: first, the sale by Comverse Technology, Inc., the majority shareholder of the Company, of all of its shares in the Company to an affiliate of Platinum, followed immediately by the consummation of the merger of the Company with an affiliate of Platinum.
About Ulticom, Inc.
Ulticom (www.ulticom.com) provides service essential signaling component and system solutions for wireless, wireline, and Internet communications. Ulticom’s products are used by leading telecommunication equipment and service providers worldwide to deploy broadband mobile access, multimedia transport control, subscriber data management and enhanced communication services. Ulticom is headquartered in Mount Laurel, NJ with additional offices in the United States, Europe, and Asia.
About Platinum Equity
Platinum Equity (www.platinumequity.com) is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has completed over 100 acquisitions with more than $27.5 billion in aggregate annual revenue at the time of acquisition.

Forward Looking Statements
Note: This Press Release contains “forward-looking statements” that involve risks and uncertainties, including statements relating to the Company’s future business performance and the proposed transactions with Platinum Equity. Important factors that could cause actual results to differ materially include the timing of consummating the proposed transactions, the risk that a condition to closing of the proposed transactions may not be satisfied and those risks described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 20, 2010. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required by the federal securities laws.

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